Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2010 Financial Results

CHICAGO (February 22, 2011) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its fourth quarter and year ended December 31, 2010.

2010 Fourth Quarter Results

Consolidated net revenue of $127.2 million increased 15.8 percent from $109.9 million in the 2009 fourth quarter, or approximately 16 percent on a constant currency basis. Net revenue increased 19.1 percent in the Americas, 7.8 percent in Europe (approximately 14 percent on a constant currency basis), and 19.3 percent in the Asia Pacific region (approximately 13 percent on a constant currency basis). Net revenue from Leadership Consulting Services increased 93.6 percent to $14.0 million and represented 11.0 percent of consolidated net revenue in the quarter.

Operating income in the quarter was $9.3 million and the operating margin (measured as a percentage of net revenue) was 7.3 percent, compared to operating income of $10.5 million and operating margin of 9.6 percent in the 2009 fourth quarter.

The number of executive search and leadership consulting consultants at December 31, 2010 was 347, compared to 359 at December 31, 2009, and 343 at September 30, 2010. Productivity, as measured by annualized net revenue per consultant, was $1.5 million compared to $1.2 million in the 2009 fourth quarter and $1.5 million in the 2010 third quarter. The number of executive search confirmations in the quarter increased 3.1 percent compared to the 2009 fourth quarter, but declined 1.3 percent compared to the 2010 third quarter. The average revenue per executive search was $112,600 compared to $104,900 in the 2009 fourth quarter and $114,200 in the 2010 third quarter.

Consolidated salaries and employee benefits increased 19.1 percent to $82.7 million, from $69.4 million in the comparable quarter of 2009. The increase mostly reflects higher bonus accruals associated with the increase in net revenue, but also includes an increase in base compensation and payroll taxes associated with an 8.3 percent increase in employee headcount as well as the restoration in 2010 of certain salaries and employee benefits that were eliminated in 2009 as part of cost cutting initiatives. Salaries and employee benefits were 65.0 percent of net revenue for the quarter, compared to 63.2 percent in the 2009 fourth quarter.

Consolidated general and administrative expenses increased 16.0 percent to $35.2 million from $30.3 million in the 2009 fourth quarter. The increase reflects a number of initiatives that the company believes will yield cost savings and increase productivity in the future, such as the outsourcing of a portion of its information technology, additional training and development programs, and the development of its proprietary search system. As a percentage of net revenue, consolidated general and administrative expenses remained flat at 27.6 percent relative to the 2009 fourth quarter.

Net income was $5.2 million and diluted earnings per share were $0.29, based upon an effective tax rate in the quarter of 47.3 percent. In the 2009 fourth quarter, net income was $9.4 million and diluted earnings per share were $0.52, which reflected an effective tax rate of 11.4 percent.

Net cash generated by operating activities in the quarter was $60.6 million, compared to $47.3 million in the 2009 fourth quarter. Cash and cash equivalents at December 31, 2010 were $181.1 million, compared to $123.0 million at December 31, 2009, and $122.8 million at September 30, 2010.

Regional Review

$ in millions	4Q 10	4Q 09	Change	2010	2009	Change
Americas
Net revenue	$66.5	$55.9	$10.7	$255.7	$201.5	$54.2
Operating income	$10.2	$12.3	$(2.1)	$40.3	$18.5	$21.8
Consultants	157	166	(9)

Europe
Net revenue	$34.9	$32.4	$2.5	$127.3	$119.4	$7.8
Operating income (loss)	$4.3	$1.9	$2.5	$(0.6)	$2.7	$(3.3)
Consultants	116	116	0

Asia Pacific
Net revenue	$25.8	$21.6	$4.2	$110.1	$74.7	$35.5
Operating income	$6.3	$4.0	$2.3	$24.5	$9.5	$15.1
Consultants	74	77	(3)

Global Operations Support	$(11.5)	$(8.0)	$(3.5)	$(46.1)	$(32.4)	$(13.8)
Restructuring (& impairment) charges	$—	$(1.3)	$1.3	$(1.6)	$(26.7)	$25.1
Other operating income	$—	$1.7	$(1.7)	$1.1	$1.7	$(0.6)

Total operating income (loss)	$9.3	$10.5	$(1.2)	$17.5	$(26.7)	$44.2

Totals and subtotals may not equal the sum of individual line items due to rounding.

The Americas reported a 19.1 percent year-over-year increase in fourth quarter net revenue driven by strong growth in the Industrial and Global Technology & Services practices, as well as in Leadership Consulting Services. Fourth quarter operating income declined 16.9 percent year-over-year and the operating margin was 15.4 percent. Net revenue in the 2010 fourth quarter was essentially the same as in the 2010 third quarter.

Europe’s fourth quarter net revenue increased 7.8 percent year-over-year (approximately 14 percent on a constant currency basis) driven by especially strong performance in Leadership Consulting Services. Operating income increased 134.1 percent and the operating margin improved to 12.5 percent. Compared to the 2010 third quarter, net revenue increased 25.2 percent.

The Asia Pacific region reported a 19.3 percent year-over-year increase in fourth quarter net revenue (approximately 13 percent on a constant currency basis) driven by especially strong growth in the Industrial and Education & Social Enterprise practice groups, as well as from Leadership Consulting Services. Operating income increased 57.7 percent and the operating margin improved to 24.5 percent. Compared to the 2010 third quarter, net revenue decreased 18.4 percent.

Expenses related to Global Operations Support of $11.5 million increased from $8.0 million in the 2009 fourth quarter. The increase reflects the restoration of certain salaries and employee benefits in 2010 that were eliminated in 2009 as part of cost cutting initiatives, professional services fees, severance, and search and corporate support previously provided primarily through the regions.

2010 Results

For the year ended December 31, 2010, consolidated net revenue of $493.1 million increased 24.6 percent from $395.7 million in 2009, or approximately 23 percent on a constant currency basis. Net revenue increased 26.9 percent in the Americas region, 6.6 percent in Europe (approximately 9 percent on a constant currency basis), and 47.5 percent in Asia Pacific (approximately 39 percent on a constant currency basis). Net revenue from Leadership Consulting Services increased 52.7 percent to $39.6 million, representing 8.0 percent of total net revenue in 2010.

There were 4,181 confirmed executive searches in 2010, a 14.5 percent increase compared to 2009. Productivity, as measured by 2010 net revenue per consultant, increased to $1.4 million, compared to $1.0 million in 2009, and the average fee per executive search increased to $108,500 compared to $101,000 in 2009.

Operating income was $17.5 million (inclusive of $1.6 million of restructuring charges) and the operating margin was 3.6 percent. This compares to an operating loss of $26.7 million for the year ended December 31, 2009 (which included $26.7 million of restructuring and impairment charges). Net income in 2010 was $7.5 million and diluted earnings per share were $0.42, reflecting an effective tax rate of 55.8 percent. The reported net loss in 2009 was $20.9 million and the net loss per share was $1.24, reflecting an effective tax benefit rate of 29.6 percent.

Commenting on 2010 results Chief Executive Officer L. Kevin Kelly said, “Following the historic drop in our business in 2009, we achieved a number of significant improvements in 2010. Search confirmations were up 15%, consolidated net revenue increased 25%, Leadership Consulting Services revenue increased 53%, and we achieved near-record consultant productivity levels. To improve our competitiveness and better position us for future growth, we invested heavily in hiring, development, and retention initiatives, as well as our business processes. These investments weighed on our margins, as did challenges we faced in Europe. However, our business in Europe is beginning to show improvement and we are confident that the investments we are making further position us as an integrated provider of leadership advisory services.”

2011 Outlook

The company expects that 2011 first quarter net revenue will be between $122 million and $128 million and that full year 2011 net revenue will be between $515 million and $545 million. The company is currently forecasting a 2011 first quarter operating margin of between 1 and 5 percent and a full year 2011 operating margin of between 6 and 10 percent. Net income and earnings per share in 2011 are expected to reflect a full-year effective tax rate of between 42 percent and 50 percent, but will be impacted by country-level results.

Kelly added, “There are still mixed assessments of economic prospects around the world, but we expect growth in each of our regions, industry practice groups, and Leadership Consulting Services in 2011. Twenty-two new consultants have started to date in 2011 and we continue to recruit. We are delivering integrated solutions to our clients that address their leadership challenges. Simply put, Heidrick & Struggles is the leadership advisory firm helping the world be better led.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the fourth quarter and 2010 results today, February 22, at 9:00 am Central time. Participants may access the company’s call and supporting slides through the internet at

www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing senior-level executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new technology and systems; and the ability to meet and achieve the expected savings resulting from cost-reduction initiatives and restructuring activities. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Wendi Taylor Nations, Senior Vice President, Chief Marketing Officer:

+1 312 496 1810 or wtaylornations@heidrick.com

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